UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2021

Commission File Number: 001-36556

El Pollo Loco Holdings, Inc.

(Exact name of registrant as specified in its charter.)

Delaware	20-3563182
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3535 Harbor Blvd Suite 100, Costa Mesa, California 92626
(Address of principal executive offices)

714-599-5000
(Registrant's Telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	LOCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2021, El Pollo Loco Holdings, Inc. (the “Company”) announced that Bernard Acoca, the Company’s Chief Executive Officer and President, resigned from his position as Chief Executive Officer and President and as a member of the Board of Directors of the Company (the “Board”) on October 11, 2021, effective as of October 15, 2021. In connection with Mr. Acoca’s resignation, the Board has appointed Laurance Roberts as interim Chief Executive Officer of the Company (“Interim CEO”), effective as of October 15, 2021. Mr. Roberts currently serves as Chief Financial Officer of the Company and will continue in that role during his tenure as Interim CEO. Biographical information regarding Mr. Roberts is contained in and incorporated herein by reference from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2021.

In connection with Mr. Roberts’ appointment as Interim CEO, the Company entered into a letter agreement with Mr. Roberts (the “Interim CEO Agreement”) pursuant to which Mr. Roberts’ annual base salary will be increased by $105,000 and his target annual bonus will be increased from 75% to 100% of base salary during his tenure as Interim CEO. In addition, he will be entitled to receive a grant of restricted stock units with a grant date value of $200,000 which will cliff-vest on the one-year anniversary of the Interim CEO Agreement (subject to continued employment) or earlier in the event of termination of his employment without cause or for good reason (as such terms are defined in Mr. Roberts’ existing employment agreement with the Company (the “Employment Agreement”), or in the event the Employment Agreement is not renewed. The Interim CEO Agreement also sets forth certain provisions regarding any search for or appointment of a permanent chief executive officer other than Mr. Roberts. Except as otherwise modified by the Interim CEO Agreement, the terms and conditions of Mr. Roberts’ existing Employment Agreement remain in effect.

There are no arrangements or understandings between Mr. Roberts and any other persons pursuant to which he was selected as the Interim CEO. There are also no family relationships between Mr. Roberts and any director or executive officer of the Company and Mr. Roberts has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

To help facilitate the transition from Mr. Acoca to Mr. Roberts, the Company has retained Mr. Acoca as a consultant for a term of 45 days pursuant to a Release and Consulting Agreement dated October 14, 2021 between the Company and Mr. Acoca (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Acoca will receive a gross payment of $173,076.92, as well as the continuation of certain health benefits as further described in the Consulting Agreement.

The foregoing summaries of the Interim CEO Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by the Consulting Agreement and the Interim CEO Agreement attached as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On October 15, 2021, the Company issued a press release entitled “El Pollo Loco Announces CEO Transition,” a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated October 15, 2021, between the Company and Laurance Roberts
10.2	Release and Consulting Agreement, dated October 14, 2021, between the Company and Bernard Acoca
99.1	Press release dated October 15, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Pollo Loco Holdings, Inc.

Date: October 15, 2021	By:	/s/ Anne Jollay
		Name:	Anne Jollay
		Title:	Corporate Secretary